UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Former Certifying Accountant

On February 16, 2007, Media Sciences International, Inc. (the “Company”) dismissed J.H. Cohn LLP as its independent registered public accounting firm, effective as of that date. This action was approved by the Company’s Board of Directors and the Audit Committee of the Board of Directors.

J.H. Cohn LLP’s reports on the consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recently completed fiscal years and the subsequent interim period through the date of dismissal, there were no disagreements with J.H. Cohn LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of J.H. Cohn LLP, would have caused J.H. Cohn LLP to make reference to the subject matter of the disagreement in its reports on the financial statements for such years.

During the fiscal years ended June 30, 2006 and 2005, and in the subsequent interim periods preceding the dismissal of J.H. Cohn LLP, the Company did not have any reportable events within the meaning of Item 304(a)(1)(iv) of Regulation S-B, except for the material weakness in internal control over financial reporting described in this paragraph. In connection with its review of the Company’s financial statements for the quarter ended March 31, 2005, J.H. Cohn LLP brought to the Company’s attention that certain issued and outstanding options that permitted “cashless exercise” were subject to variable plan accounting treatment under the Financial Accounting Standards Board’s Interpretation 44, “Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25” (Issue Date 3/00). Accordingly, certain previously unrecognized compensation expense should have been recognized as compensation expense in certain of the financial statements previously issued by the Company. After reviewing the matter with J.H. Cohn LLP and with Wiss & Company LLP, the Company’s previous independent registered public accounting firm, the Company identified certain non-cash adjustments that necessitated the restatement of its financial statements for each of the first two quarters in the fiscal year ending June 30, 2005 and for the fiscal year ended June 30, 2004 and for the quarters within the fiscal year ended June 30, 2004. Consequently, J.H. Cohn LLP also advised the Audit Committee and management of certain material weaknesses, including the inability to prepare financial statements and notes in accordance with U.S. generally accepted accounting principles and SEC rules, and improper accounting procedures for grants with “cashless exercise” provisions per Financial Accounting Standards Board’s Interpretation 44, “Accounting for Certain Transactions Involving Stock Compensation – an Interpretation of APB Opinion No. 25". J.H. Cohn LLP indicated that they considered these deficiencies to be material weaknesses as that term is defined under standards established by the Public Company Accounting Oversight Board (United States). On May 10, 2005, the Board of Directors of the Company rescinded the cashless exercise provision for all of the Company’s outstanding option grants. Thus, variable accounting relating to the cashless exercise feature was no longer required after the Company’s fiscal quarter ended June 30, 2005.

The Company completed its restatement of the affected financial statements in 2005. Commencing in the fourth quarter of the Company’s 2005 fiscal year, the Company began undertaking a review of the Company’s disclosure, financial information and internal controls and procedures. This review included increased diligence by the Company’s management and directors, as well as the use of additional outside resources. Further, the Company accelerated its timetable to hire a Chief Financial Officer and initiated the search process. In March 2006, the Company hired a Chief Financial Officer, with substantial Sarbanes-Oxley compliance experience. With the hiring of its Chief Financial Officer, the Company has been developing a detailed plan to address compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Company has requested that J.H. Cohn LLP furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements, and if not, to state the respects in which it does not agree. A copy of such letter, dated February 16, 2007, is filed as Exhibit 16 to this Form 8-K.

(b) New Certifying Accountant

On February 16, 2007, the Company engaged Amper, Politziner & Mattia P.C. to be its independent registered public accounting firm. The Company's Board of Directors and Audit Committee approved the selection and engagement of Amper, Politziner & Mattia P.C. as the Company’s independent registered public accounting firm.

During the two most recently completed fiscal years ended June 30, 2006 and 2005 and the subsequent interim period through February 16, 2007 (the date of dismissal), the Company did not previously consult with Amper, Politziner & Mattia P.C. regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description of Exhibit
16	Letter of J.H. Cohn dated February 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: February 16, 2007	By: /s/ Kevan D. Bloomgren Kevan D. Bloomgren, Chief Financial Officer